   As filed with the Securities and Exchange Commission on April 1, 1994
                                                 Registration No. 33-
 ==========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------

                                  FORM S-8

                           Registration Statement
                                 Under the
                           Securities Act of 1933

                            --------------------

                   AIR EXPRESS INTERNATIONAL CORPORATION
           (Exact Name of Registrant as Specified in its Charter)

               Delaware                            36-2074327
   (State or Other Jurisdiction of    (I.R.S. Employer Identification No.)
    Incorporation or Organization)

                             120 Tokeneke Road
                         Darien, Connecticut  06820
       (Address, Including Zip Code, of Principal Executive Offices)

                         1991 Incentive Stock Plan
                            (Full Title of Plan)

                             Daniel J. McCauley
               Vice President, Secretary and General Counsel
                   Air Express International Corporation
                             120 Tokeneke Road
                         Darien, Connecticut  06820
                                203-655-7900
   (Name and Address, Including Zip Code, and Telephone Number, Including
                      Area Code, of Agent For Service)

                           -----------------------
                                 Copies to:

                           Stephen H. Cooper, Esq.
                           Weil, Gotshal & Manges
                              767 Fifth Avenue
                          New York, New York 10153
                                212-310-8000

                           -----------------------

                                                CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                              Proposed Maximum      Proposed Maximum
         Title of Securities               Amount to be      Offering Price Per    Aggregate Offering         Amount of
           to be Registered               Registered (1)          Share (2)             Price (2)       Registration Fee (2)

Common Stock, $.01 par value               750,000 shs.           $23.1875             $17,390,625                  $5,997



(1)     Plus such indeterminate number of additional shares as may be issuable as a consequence of stock splits, stock dividends and other events.

(2)     Pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum aggregate offering price and the registration fee are based upon the average of the high and low prices per share of the Registrant's Common Stock reported on the American Stock Exchange Composite Tape on March 28, 1994.



================================================================

                                   PART I
            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

               The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     REOFFER PROSPECTUS



                      AIR EXPRESS INTERNATIONAL CORPORATION



                    750,000 SHARES OF COMMON STOCK UNDER THE
                      AIR EXPRESS INTERNATIONAL CORPORATION
                            1991 INCENTIVE STOCK PLAN




               This Prospectus is being furnished in connection with the offering from time to time by certain persons (the "Selling Shareholders") of shares of Common Stock of Air Express International Corporation (the "Company") acquired by the Selling Shareholders upon the exercise of options issued under the Company's 1991 Incentive Stock Plan (the "1991 Plan").




                    ----------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                        THIS PROSPECTUS OR ANY SUPPLEMENT
                           HERETO.  ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                    -----------------------------------------


                                  April 1, 1994

                              ---------------------

               NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                              --------------------

                              AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 36 Trinity Place, New York, New York 10006. Effective April 5, 1994, the Company's Common Stock will cease to be listed on the American Stock Exchange but will be listed for quotation on the National Association of Securities, Inc. ("NASD") NASDAQ National Market System, and reports, proxy statements and other information concerning the Company can be inspected at the offices of NASD, 1735 K Street, N.W., Washington, D.C. 20006.

               This Prospectus constitutes a part of a Registration Statement on Form S-8 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-
     8306), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders incorporated by reference therein) for the fiscal year ended December 31, 1993, and (ii) the description of the Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-B filed February 1, 1982. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

               The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Air Express International Corporation, 120 Tokeneke Road, Darien, Connecticut 06820, (203) 655-7900.

                            -------------------------

                                   THE COMPANY

               The Company is an air freight forwarder providing door-to-door delivery of virtually any size shipment throughout the world through a network of Company-owned offices and independent agents.
     The Company maintains its own terminal facilities at or adjacent to airports in 50 locations in the United States and in 125 locations in foreign countries, and is represented by agents in 369 additional locationss in the United States and abroad. As an air freight forwarder, the Company neither owns nor operates aircraft but, rather, arranges for transportation of consigned shipments via regularly scheduled airlines. While the Company handles most types of freight suitable for air transport, its focus is primarily directed to large shipments of capital goods for major industrial customers. The Company also offers door-to-door overnight express delivery services among 18 European countries from a central hub in Brussels.

               The Company is a Delaware corporation. Its principal executive office is located at 120 Tokeneke Road, Darien, Connecticut 06820 and its telephone number is (203) 655-7900.

                              SELLING SHAREHOLDERS

               This Prospectus relates to shares of Common Stock issued and issuable to the Selling Shareholders upon the exercise of options granted and that may be granted under the 1991 Plan. The address of each Selling Shareholder is c/o Air Express International Corporation, 120 Tokeneke Road, Darien, Connecticut 06820.

               The following table sets forth the name and position or positions over the past three years with the Company and/or its subsidiaries of each Selling Shareholder and (a) the number of shares of Common Stock which each Selling Shareholder beneficially owned as of March 15, 1994; (b) the number of shares of Common Stock which each Selling Shareholder has acquired pursuant to the 1991 Plan or may acquire pursuant to the exercise of options granted to such Selling Shareholder under the 1991 Plan, some or all of which shares may be sold from time to time pursuant to this Prospectus; and (c) the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Shareholder following this offering, assuming the exercise of all options heretofore granted to such Selling Shareholder and not cancelled and the sale pursuant to this offering of all shares acquired by such Selling Shareholder upon exercise of the options granted to the Selling Shareholder pursuant to the 1991 Plan.

               This table reflects all Selling Shareholders who are eligible to resell and the number of Shares available to be resold after exercise of the options granted to the Selling Shareholders pursuant to the 1991 Plan, whether or not they have a present intent to do so. As of March 15, 1994, no stock options granted under the 1991 Plan to any Selling Shareholder had been exercised.


                                                                                Shares Beneficially
                                                         Shares                 Owned After
Selling Shareholders,              Shares                covered                this Offering
                                                                                -------------------
and Principal Positions            Beneficially          by this
With the Company                   Owned                 Prospectus             Number               Percent
- ----------------------            -------------          ----------             ---------------------------


               There is no assurance that the Selling Shareholders will sell all or any of the Shares offered by them hereunder. This Prospectus may be amended or supplemented from time to time to add to or delete from the list of Selling Shareholders affiliates of the Company who have acquired or will acquire shares of Common Stock under the 1991 Plan.

                              PLAN OF DISTRIBUTION

               The Shares may be sold by the Selling Shareholders from time to time in one or more transactions on the NASDAQ National Market System, in sales otherwise occurring in the public market or in privately negotiated transactions at market prices prevailing at the time of such sale or at negotiated prices. Shares may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers. Such brokers or dealers may receive compensation in the form of discounts or commissions in amounts that are not anticipated to exceed those customary for such transactions. Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

               The Selling Shareholders and any broker or dealer participating in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

               In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

               All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

                                     EXPERTS

               The consolidated financial statements and the related schedules incorporated in the prospectus by reference from the Company's 1993 Form 10-K have been audited by Arthur Andersen & Co., independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

               The following documents previously filed by the Company with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-8306), are incorporated herein by reference:

               (1) The Annual Report on Form 10-K for the year ended December 31, 1993;

               (2) The description of the Company's Common Stock, par value $.01 per share contained in Form 8-B filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

               All documents and reports subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares covered hereby have been sold or which deregisters all such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     ITEM 4.   DESCRIPTION OF SECURITIES.

                                 Not Applicable

     ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

                                 Not Applicable

     ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorney's fees) which he or she actually and reasonable incurred in connection therewith.










                                       II-

               The registrant's By-Laws contains provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the General Corporation Law of the State of Delaware.

               As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the registrant's Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

     ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

                                 Not Applicable.

     ITEM 8.   EXHIBITS.

     Exhibit No.                Description
     -----------                -----------
     3(a)                     - Certificate of Incorporation of the
                                Company (incorporated herein by reference to Exhibit C to the Company's Form 8-K filed July 20, 1987).

     3(b)                     - Certificate of Amendment of Certificate of
                                Incorporation of the Company dated
                                June 29, 1992 (incorporated herein by
                                reference to Exhibit 4(d)(i) to the
                                Company's Registration Statement on Form
                                S-3 (Registration No. 33-56114) effective
                                January 21, 1993).

     3(c)                     - By-Laws of the Company, as amended
                                (Incorporated herein by reference to
                                Exhibit 3 to the Company's Form 8-K filed
                                March 22, 1991).

     5                        - Opinion and Consent of Daniel J. McCauley,
                                Vice President, Secretary and General Counsel of the Company.

     23                       - Consent of Arthur Andersen & Co.

     24                       - Power of attorney of certain officers and
                                directors of the Company (included on
                                signature page).

     99                       - Air Express International Corporation 1991
                                Incentive Stock Plan (Incorporated herein by reference to Annex A of the Company's Proxy Statement for the Annual Meeting of Shareholders dated May 17, 1991).

     ITEM 9.   UNDERTAKINGS.

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:












                                       II-

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.














                                       II-

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Darien, State of Connecticut, on April 1, 1994.

                               AIR EXPRESS INTERNATIONAL CORPORATION

                                         By  DANIEL J. MCCAULEY
                                           --------------------------------
                                           Name:  Daniel J. McCauley
                                           Title: Vice President,
                                                  Secretary and
                                                  General Counsel


                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel J. McCauley his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Form S-8 Registration Statement of Air Express International Corporation and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


































                                       II-

               Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                  Title                   Date
           ---------                  -----                   ----

     HENDRIK J. HARTONG, JR.       Chairman of the Board    April 1, 1994
     -------------------------
     Hendrik J. Hartong, Jr.


     GUENTER ROHRMANN              President, Chief         April 1, 1994
     -------------------------
     Guenter Rohrmann              Executive Officer
                                   (principal executive
                                   officer) and Director


     DENNIS M. DOLAN               Vice President -         April 1, 1994
     -------------------------
     Dennis M. Dolan               Chief Financial and
                                   Accounting Officer


     JOHN M. FOWLER                Director                 April 1, 1994
     -------------------------
     John M. Fowler

                                   Director                 April 1, 1994
     -------------------------
     Leo T. Heessels


     DONALD J. KELLER              Director                 April 1, 1994
     -------------------------
     Donald J. Keller


     ANDREW L. LEWIS IV            Director                 April 1, 1994
     -------------------------
     Andrew L. Lewis IV


     RICHARD T. NINER              Director                 April 1, 1994
     -------------------------
     Richard T. Niner





















                                       II-

                              EXHIBIT INDEX
                              --------------



     Exhibit No.                Description
     -----------                -----------
     3(a)                     - Certificate of Incorporation of the
                                Company (incorporated herein by reference to Exhibit C to the Company's Form 8-K filed July 20, 1987).

     3(b)                     - Certificate of Amendment of Certificate of
                                Incorporation of the Company dated
                                June 29, 1992 (incorporated herein by
                                reference to Exhibit 4(d)(i) to the
                                Company's Registration Statement on Form
                                S-3 (Registration No. 33-56114) effective
                                January 21, 1993).

     3(c)                     - By-Laws of the Company, as amended
                                (Incorporated herein by reference to
                                Exhibit 3 to the Company's Form 8-K filed
                                March 22, 1991).

     5                        - Opinion and Consent of Daniel J. McCauley,
                                Vice President, Secretary and General Counsel of the Company.

     23                       - Consent of Arthur Andersen & Co.

     24                       - Power of attorney of certain officers and
                                directors of the Company (included on
                                signature page).

     99                       - Air Express International Corporation 1991
                                Incentive Stock Plan (Incorporated herein by reference to Annex A of the Company's Proxy Statement for the Annual Meeting of Shareholders dated May 17, 1991).